Contact:	John D. Liu, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.29;
SHARE REPURCHASE AUTHORITY INCREASED TO $150 MILLION

NEW YORK, April 26, 2007 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $43.5 million and net income of $8.7 million for the quarter ended March 31, 2007. Diluted earnings per share were $0.29 per share for the quarter.

The Firm’s first quarter revenues compare with revenues of $100.9 million for the first quarter of 2006, which represents a decrease of $57.4 million or 57%.

The Firm’s first quarter net income and diluted earnings per share in 2007 compare with net income of $28.2 million and diluted earnings per share of $0.94 per share in the first quarter of 2006, which represents decreases of 69% and 69%, respectively.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

“This quarter’s results illustrate our consistent comment that quarterly results can fluctuate materially. Sometimes the timing of transaction completions alone can have a material impact. This is demonstrated by the fact that our advisory revenue in the first weeks of April is already substantially in excess of our full first quarter results. Our confidence in the prospects for our Firm continues to grow,” Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month period ended March 31, 2007 and 2006, respectively:

	Three Months Ended
	March 31, 2007		March 31, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory	$36.3	83%	$49.3	49%
Merchant banking fund management & other	7.2	17%	51.6	51%
Total revenues	$43.5	100%	$100.9	100%

Financial Advisory Revenues

Financial advisory revenues were $36.3 million in the first quarter of 2007 compared to $49.3 million in the first quarter of 2006, which represents a decrease of 26%. This decrease was due to a lower incidence of completed assignments in the first quarter of 2007 compared to the first quarter of 2006.

In contrast to the first quarter, the Firm has booked an unusually high level of advisory revenue in the first weeks of April. In the month to date, the Firm has booked advisory revenue of $50.2 million. Our advisory revenues for the month to date (or any other period) may not be indicative of our results for the second quarter or other future results.

Completed assignments in the first quarter of 2007 included:

•	the acquisition by ASML Holding, NV of Brion Technologies, Inc.;
•	the representation of the Board of Directors of Cardinal Health, Inc. in connection with the sale of its Pharmaceutical Technologies and Services Division to The Blackstone Group;
•	the acquisition by The Charles Schwab Corporation of The 401(k) Companies from Nationwide Financial Services;
•	the sale by Gilde Buy Out Partners of CABB, a producer of monochloroacetic acid and related specialty intermediates, to AXA Private Equity;
•	the sale by Inbev SA of Dinkelacker-Schwaben Bräu KG; and
•	the representation of the Board of Directors of The ServiceMaster Company in connection with its sale to Clayton, Dubilier & Rice;

The Firm also announced in February 2007 the recruitment of Martin Lewis (former Managing Director at Rhone Group and Co-Founder of Miller, Buckfire, Lewis & Co.) as Managing Director based in New York.

“After growing advisory revenue faster than any of our larger competitors last year, we continue to see evidence this year that our business model of offering unconflicted, truly independent advice is increasingly preferred by clients relative to working with larger firms that conduct a variety of often conflicting activities. Our activity levels remain high throughout the United States and Europe and across a wide variety of industries,” Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking Fund Management & Other Revenues

The following table sets forth additional information relating to our merchant banking fund management and other revenues:

	Three Months Ended March 31,
	2007	2006
	(in millions, unaudited)
Management fees	$3.9	$3.4
Net realized and unrealized gains on investments in merchant banking	0.9	19.1
Merchant banking profit overrides	0.6	28.3
Other unrealized investment income	1.0	0.1
Interest income	0.8	0.7
Merchant banking fund management & other revenues	$7.2	$51.6

The Firm earned $7.2 million in merchant banking fund management & other revenues in the first quarter of 2007 compared to $51.6 million in the first quarter of 2006, representing a decrease of 86%. These decreases are primarily due to lower realized and unrealized principal investment gains in the Greenhill Capital Partners (“GCP”) portfolio and a decrease in the recognized amounts of profit overrides associated with gains in the GCP portfolio, offset partially by higher asset management fees resulting from greater assets under management.

During the first quarter of 2007, GCP portfolio company Global Signal, Inc. completed its merger with Crown Castle International Corp. (NYSE: CCI). GCP and the Firm received a combination of cash and Crown Castle International stock in the merger. Subsequent to the merger, Crown Castle repurchased approximately $130 million of shares from GCP. Also in the first quarter, GCP sold its remaining shares in Hercules Offshore, Inc. (Nasdaq: HERO). In total, GCP (and the Firm) earned revenue related to 6 portfolio companies in the first quarter of 2007, partially offset by a decrease in the fair market value of two of GCP’s publicly-traded portfolio companies.

In terms of new investment activity during the first quarter of 2007, GCP invested an additional $78 million (10% of which was Firm capital), consisting of investments in EXCO Resources, Inc., Peregrine Oil & Gas L.P., and Coronado Resources LLC, as compared to $11 million (11% of which was Firm capital) invested in the same period of 2006.

“This quarter was a relatively quiet one in terms of value realization events. However, our Greenhill Capital Partners II portfolio is developing well, both in terms of the performance of most of the companies in that portfolio and the rate at which we are finding new investment opportunities,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2007 were $29.4 million, which compares to $53.7 million of total operating expenses for the first quarter of 2006. This represents a decrease in total operating expenses of $24.3 million or 45%, which relates principally to a decrease in compensation expense and is described in more detail below. The pre-tax income margin was 32% in the first quarter of 2007 compared to 45% for the first quarter of 2006.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	Three Months Ended March 31,
	2007	2006
	(in millions, unaudited)
Employee compensation & benefits expense	$20.2	$47.2
% of revenues	46%	47%

Non-compensation expense	9.2	6.5
% of revenues	21%	6%

Total operating expense	29.4	53.7
% of revenues	68%	53%
Minority interest in net income of affiliates	0.0	1.6
Income before tax	14.1	45.6
Pre-tax income margin	32%	45%

Compensation and Benefits

Our employee compensation and benefits expense in the first quarter of 2007 was $20.2 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $47.2 million for the three months ended March 31, 2006, which reflected a 47% ratio of compensation to revenues. The decrease of $27.0 million or 57% is due to the lower level of revenues in the first quarter of 2007.

Non-Compensation Expense

Our non-compensation expenses were $9.2 million in the first quarter of 2007, which compared to $6.5 million in the first quarter of 2006, representing an increase of 42%. The increase is related principally to increases in occupancy and other costs associated with new office space in London and New York ($0.8 million), greater travel ($0.7 million) and information services ($0.4 million) as a result of additional personnel and business development and increased interest expense on short-term borrowings ($0.3 million).

Non-compensation expense as a percentage of revenue in the three months ended March 31, 2007 was 21%, compared to 6% for the three months ended March 31, 2006. The increase in non-compensation expenses as a percentage of revenue in the first quarter of 2007 as compared to the same period in 2006 reflects an increase in non-compensation expenses spread over lower revenue.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

The provision for taxes in the first quarter of 2007 was $5.3 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes in the first quarter of 2006 of $17.4 million based on an effective tax rate of approximately 38% for the period. The decrease in the provision for taxes is due to the lower pre-tax income in the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2007, our cash totaled $37.6 million, our investments totaled $137.7 million and we had $31.0 million in debt. In addition, our Board of Directors has approved an increase in our credit line to permit us to borrow up to $75.0 million.

We had total commitments (not reflected on our balance sheet) relating to future investments in Greenhill Capital Partners, Greenhill SAVP and other merchant banking activities, of $55.4 million as of March 31, 2007. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 105,700 shares of its common stock in open market purchases at an average price of $73.99 during the first quarter of 2007. Our Board of Directors has authorized us to repurchase common stock in the next twelve months for an aggregate purchase price of $150 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.25 per share to be paid on June 13, 2007 to common stockholders of record on May 30, 2007.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Revenues
Financial advisory fees	$36,330,134	$49,315,516
Merchant banking revenue	6,339,869	50,947,129
Interest income	807,998	658,326
Total revenues	43,478,001	100,920,971

Expenses
Employee compensation and benefits	20,231,255	47,168,274
Occupancy and equipment rental	2,261,873	1,926,226
Depreciation and amortization	995,686	570,803
Information services	1,231,714	830,824
Professional fees	835,497	747,154
Travel related expenses	1,823,209	1,083,028
Other operating expenses	2,005,813	1,395,771
Total expenses	29,385,047	53,722,080

Income before tax and minority interest	14,092,954	47,198,891

Minority interest in net income of affiliates	37,709	1,619,340
Income before tax	14,055,245	45,579,551

Provision for taxes	5,335,330	17,369,072
Net income	$8,719,915	$28,210,479

Average common shares outstanding:
Basic	29,420,772	29,656,961
Diluted	29,611,811	29,842,594
Earnings per share
Basic	$0.30	$0.95
Diluted	$0.29	$0.94